EXHIBIT 99

NEWS RELEASE	For more information
For Immediate Release	Mary Ryan
630-663-8283

Aftermarket Technology Corp. Reports Third Quarter Results

➢	Logistics revenue growth of 61% vs. Third Quarter 2005
➢	Drivetrain Wins Two New Programs with Leading OEMs
➢	Reports loss of $0.18 per share, including non-cash goodwill impairment charges of $9.9 million, net of tax, or $0.45 per share
➢	Aggressively addressing isolated issues in Logistics

DOWNERS GROVE, Illinois, Tuesday, October 24, 2006 -- Aftermarket Technology Corp. (NASDAQ:ATAC), today reported financial results for the third quarter of 2006.

Third Quarter Results
For the quarter ended September 30, 2006, net sales increased by 9.8% to $129.0 million from $117.5 million for the three months ended September 30, 2005. Income from continuing operations resulted in a loss of $3.9 million, or $0.18 per share. The loss was largely driven by non-cash goodwill impairment charges of $9.9 million, net of tax, or $0.45 per share, related to the Company’s UK-based Drivetrain remanufacturing operation and the portion of its Logistics business that is engaged in automotive materials recovery. ATC also recorded charges of $0.6 million, net of tax, or approximately $0.03 per share, related to acquisition due diligence and severance costs.

The Company’s Logistics segment delivered its strongest quarterly revenue in history with net sales of $67.3 million, up 61% from $41.8 million for the third quarter of 2005. This marks the tenth consecutive quarter-over-quarter increase in Logistics revenue. The increase in revenue was driven by growth in ATC’s base fulfillment business, the continued dramatic increase in the returns, test and repair services business and the launch of new programs.

Logistics segment profit decreased to $0.5 million compared to $5.3 million for the third quarter of 2005. This included a $2.9 million ($1.8 million net of tax) non-cash goodwill impairment charge related to the automotive materials recovery business. Results in the segment were also negatively impacted by the costs associated with the launch and scope changes for of a new customer. and scope changes related to programs for two current customers. Additionally, higher-than-anticipated costs associated with customer driven scope changes and the integration of the test and repair services business previously outsourced to RadioShack and acquired in late June impacted earnings. The Company is aggressively working on the structural and contractual issues related to these items in order to restore its Logistics business to planned levels of performance. Finally, results were also negatively impacted by a short-term mix issue for a certain liquidations program.

The Company’s Drivetrain business recorded net sales of $61.7 million compared to $75.7 million in the third quarter of 2005. The third quarter of last year benefited from two significant factors that make the quarter-over-quarter comparison particularly challenging. First, in the third quarter of 2005 ATC recorded a $9.6 million one-time sale of transmission component end-of-life cycle inventory at cost to a customer. Second, volumes in the Company’s base business grew substantially in the third quarter of 2005 due to OEM incentive programs that caused the OEMs’ distributor channels to expand inventory during the second half of 2005 accounting for about $3 million in revenue to the Company in the third quarter of 2005.

The Drivetrain segment reported a $5.0 million loss for the third quarter of 2006 compared to a $10.4 million profit for the third quarter of 2005. During the third quarter of 2006, the Company completed its annual evaluation of goodwill required by SFAS No. 142 Goodwill and Other  Intangible Assets and as a result recorded a $11.7 million ($8.1 million net of tax) non-cash charge related to its UK business. In addition to the 2005 distributor inventory build, other impacts to third quarter results included some base business decline and the continued investment in NuVinci™ product development partially offset by an increase in Allison volumes and cost reductions.

Management Comments
In commenting on the third quarter, Don Johnson, Chairman, President and CEO said, “Clearly, we faced challenges in the third quarter. The unprecedented expansion in our Logistics business has been a great validation of our business model, but its rapid growth came with some significant growing pains during the quarter. While this impacted our profitability this quarter, we have a firm grasp on the issues, we have already made considerable headway, and we know what remains to get the issues resolved and the business running smoothly going forward. We remain focused on execution and the reasonable resolution of outstanding scope expansion issues with two of our customers. In addition to these issues, this quarter’s results were significantly impacted by a non-cash goodwill impairment charge of $14.6 million, which is the equivalent of $0.45 per share.”

“I assure you that while these issues may have caused short-term frustrations, they do not indicate any underlying or continuing business flaws. The vast majority of our business is operating smoothly and at  planned margin levels consistent with our three-year plan and we continue to reduce net debt.”

“During the quarter, we also added new program wins with both existing and new customers in both of our businesses. In our Logistics business we won $2.7 million in annualized new business once it is fully implemented, and in our Drivetrain business we added $42.6 million of new annualized business including two new remanufacturing programs with two leading domestic OEMs. In addition, we recently announced our first three customers for the NuVinci CVP transmissions as we continue to diversify our business.”

“Our guidance for the fourth quarter is $0.30-$0.35 per diluted share from continuing operations as we work with our Logistics customers to resolve the open contractual issues, continue our margin improvement initiatives and cost reductions, and continue our investment in business development for the growth and diversification of ATC. I remain confident in our ability to achieve the long-term goals outlined in our three-year plan,” Mr. Johnson concluded.

ATC will simultaneously host a conference call (dial-in number is 800-289-0496) and webcast on October 25, 2006 at 9:00 A.M. Central time to discuss items referenced in this press release.

Conference call information (for those interested in asking questions after the presentation) and the webcast link (for those interested in listening only) are available at the Company’s website at www.goATC.com. Click on Investor Relations and SEC Filings. Select Webcasts. Please access the website at least 15 minutes prior to the call to register, download slides and install any necessary audio/video software. A “No Audio-Slides Only” link is also available and will allow conference call participants to view slides in sync with the conference call.

The call and slides will be archived for one year on the ATC website and will be available two hours subsequent to the call.

For further information, please see the Company’s periodic reports filed with the Securities and Exchange Commission.

ATC is headquartered in Downers Grove, Illinois. The Company provides outsourced engineered solutions and supply chain logistics services to the light and medium/heavy-duty vehicle aftermarket and consumer electronics industries.

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The preceding paragraphs contain statements that are not related to historical results and are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those that are predictive or express expectations that depend upon or refer to future events or conditions, or that concern future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, or possible future Company actions. Forward-looking statements involve risks and uncertainties because such statements are based on current expectations, projections and assumptions regarding future events that may not prove to be accurate. Actual results may differ materially from those projected or implied in the forward-looking statements. The factors that could cause actual results to differ are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and other filings made by the Company with the Securities and Exchange Commission.

AFTERMARKET TECHNOLOGY CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For the three months ended September 30,		For the nine months ended September 30,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Net sales:
Products	$61,699	$75,736	$175,270	$197,761
Services	67,253	41,800	195,109	106,790
Total net sales	128,952	117,536	370,379	304,551

Cost of sales:
Products	46,907	58,692	136,204	150,359
Services	57,158	31,239	158,603	79,888
Total cost of sales	104,065	89,931	294,807	230,247

Gross profit	24,887	27,605	75,572	74,304

Selling, general and administrative expense	13,745	11,860	39,979	35,345
Amortization of intangible assets	98	31	159	94
Impairment of goodwill	14,592	-	14,592	-
Exit, disposal, certain severance and other charges	918	89	1,605	523

Operating income (loss)	(4,466)	15,625	19,237	38,342

Interest income	42	177	510	1,387
Other income (expense), net	111	(18)	40	582
Write-off of debt issuance costs	-	-	(1,691)	-
Interest expense	(903)	(1,840)	(3,660)	(5,711)

Income (loss) from continuing operations before income taxes	(5,216)	13,944	14,436	34,600

Income tax (benefit) expense	(1,275)	4,891	5,836	12,430

Income (loss) from continuing operations	(3,941)	9,053	8,600	22,170

Loss from discontinued operations,
net of income taxes	(684)	(1,086)	(9,661)	(1,399)

Net income (loss)	$(4,625)	$7,967	$(1,061)	$20,771

Per common share - basic:
Income (loss) from continuing operations	$(0.18)	$0.42	$0.40	$1.04
Loss from discontinued operations	$(0.03)	$(0.05)	$(0.44)	$(0.07)
Net income (loss)	$(0.21)	$0.37	$(0.05)	$0.98

Weighted average number of common shares
outstanding	21,779	21,414	21,741	21,280

Per common share - diluted:
Income (loss) from continuing operations	$(0.18)	$0.42	$0.39	$1.03
Loss from discontinued operations	$(0.03)	$(0.05)	$(0.44)	$(0.07)
Net income (loss)	$(0.21)	$0.37	$(0.05)	$0.97

Weighted average number of common and
common equivalent shares outstanding	21,779	21,655	21,973	21,494